Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Allocation Target Shares: Series S Portfolio
(BATSS)
BlackRock Multi Asset Income - Passive Fixed Income
Portfolio (BR-INC-PFI)
CoreAlpha Bond Master Portfolio (MIP_CORA)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
02-12-2015


Security Type:
BND/CORP



Issuer
Citigroup Inc. (Add on-2018)


Selling
Underwriter
Citigroup Global Markets Inc.


Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:


List of
Underwriter(s)
Citigroup Global Markets Inc., Academy Securities, Inc., CastleOak Securities, L.P., Lebenthal & Co., LLC, Mischler Financial Group, Inc., PNC Capital Markets LLC, Samuel A. Ramirez & Company, Inc., Siebert Brandford Shank & Co., L.L.C.


Transaction Details

Date of Purchase
02-12-2015


Purchase
Price/Share
(per share / %
of par)
$99.704

Total
Commission,
Spread or
Profit
0.250%


1.	Aggregate Principal Amount Purchased
(a+b)
$110,735,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$9,510,000

b.Other BlackRock Clients
$101,225,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.22147


Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
1U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
0Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
0Eligible Municipal Securities
0Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
0Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
1The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
0If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
1  YES
0  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
1  YES
0  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
02-19-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
02-19-2015

Global Syndicate Team Member